Exhibit 3.2

FORM OF

CERTIFICATE OF DESIGNATION

OF

SERIES C-1 CONVERTIBLE PARTICIPATING PREFERRED STOCK

OF

DISCOVERY COMMUNICATIONS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Discovery Communications, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That, pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (the “Charter”), the Board of Directors adopted the following resolution of the Board of Directors creating a series of [                ] shares of Preferred Stock designated as “Series C-1 Convertible Participating Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Restated Certificate of Incorporation, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Series C-1 Convertible Participating Preferred Stock

1. Designation and Amount. There shall be a series of Preferred Stock that shall be designated as “Series C-1 Convertible Participating Preferred Stock” (the “Series C-1 Preferred Stock”), and the number of shares constituting such series shall be [                ]. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C-1 Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation. The Series C-1 Preferred Stock, together with the series of Preferred Stock, par value $0.01 per share, of the Corporation designated as “Series A-1 Convertible Participating Preferred Stock” (the “Series A-1 Preferred Stock”), are referred to collectively as the “New Convertible Preferred Stock.”

2. Dividends.

(a) Cash Dividend Rights. Subject to the prior preferences and other rights of any Senior Stock and the provisions of Section 4 hereof, the holders of shares of Series C-1 Preferred Stock shall be entitled to receive cash dividends per share in an amount (the “Participating Dividend”) equal to the product of (x) the amount of the cash dividend declared and to be paid on a single share of Common Stock and (y) the number of shares of Common Stock into which a share of Series C-1 Preferred Stock may be converted as of the record date for the determination of holders of Common Stock entitled to receive such dividend. Except for a dividend of the Rights pursuant to the Company Rights Plan (a “Rights Dividend”), the Participating Dividends shall be the only dividends payable to holders of Series C-1 Preferred Stock, and such Participating Dividends shall be declared and paid only when, as and if a cash dividend is declared and paid upon the outstanding shares of Common Stock. Dividends or distributions on the Common Stock which are paid or made in Common Stock or other securities, properties or other assets of the Corporation or any other Person other than cash shall not constitute Participating Dividends and holders of Series C-1 Preferred Stock shall have no rights with respect thereto, other than as may be provided in Section 5. Participating Dividends shall be payable to holders of record of shares of Series C-1 Preferred Stock as of the record date for the determination of holders of Common Stock entitled to receive such dividend and shall be payable on the payment date established by the Corporation for the payment of such cash dividend to holders of Common Stock. To the extent that the Series C-1 Preferred Stock is, at the time of the declaration of any such cash dividend, convertible into any other securities of the Corporation in addition to or in lieu of being convertible into Common Stock, then the Corporation shall pay to the holders of Series C-1 Preferred Stock, in addition to the amount of the dividend calculated above in respect of the number of shares of Common Stock into which such share of Series C-1 Preferred Stock is then convertible, if any, an amount equal to the amount of the dividend payable per share or other unit of securities into which the Series C-1 Preferred Stock is then convertible multiplied by the number of shares or other units issuable to such holder upon conversion of a share of Series C-1 Preferred Stock.

(b) Method of Payment. All dividends (other than a Rights Dividend) payable with respect to the shares of Series C-1 Preferred Stock pursuant to Section 2(a) hereof shall be declared and paid in cash. All cash dividends paid with respect to the shares of Series C-1 Preferred Stock pursuant to Section 2(a) hereof shall be paid pro rata to all the holders of shares of Series C-1 Preferred Stock outstanding on the applicable record date, on an as converted basis.

3. Distribution Upon Liquidation, Dissolution or Winding Up. Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series C-1 Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made to the holders of any Junior Stock, an amount in cash or property at its fair market value, as determined by the Board of Directors in good faith, or a combination thereof, per share, equal to the Liquidation Preference of a share of Series C-1 Preferred Stock as of the date of payment or distribution, which payment or distribution shall be made pari passu with any such payment or distribution made to the holders of any Parity Stock ranking on a parity basis with the Series C-1 Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation. Following the payment of all amounts owing to holders of each class or series of capital stock of the Corporation having a preference or priority over the Common Stock as to distributions upon the liquidation, dissolution or winding up of the Corporation, then the holders of Series C-1 Preferred Stock shall be entitled to participate, with the holders of the Common Stock and with the holders of any other securities of the Corporation entitled to participate, pro rata, based upon the number of shares of Common Stock into which the shares of Series C-1 Preferred Stock are then convertible, as to any amounts remaining for distribution to the holders of Common Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon distribution of the Corporation’s assets in liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of the Series C-1 Preferred Stock and to all holders of any Parity Stock ranking on a parity basis with the Series C-1 Preferred Stock with respect to distributions upon liquidation, dissolution or winding up shall be insufficient to permit payment in full to such holders of the respective preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to holders of the Series C-1 Preferred Stock and such Parity Stock shall be distributed to such holders based upon and in proportion to the full preferential amounts to which the shares of Series C-1 Preferred Stock and such Parity Stock would otherwise be entitled. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3. Notice of the liquidation, dissolution or winding up of the Corporation shall be given, not less than 20 days prior to the date on which such liquidation, dissolution or winding up is expected to take place or become effective, to the holders of record of the shares of Series C-1 Preferred Stock.

4. Limitations on Dividends. If at any time the Corporation shall have declared a dividend on the Series C-1 Preferred Stock and failed to pay or set aside consideration sufficient to pay such dividend, or if the Corporation declares a cash dividend on the shares of Common Stock and fails to pay or set aside the Participating Dividend required to be paid to the holders of the Series C-1 Preferred Stock, then (i) the Corporation shall not declare or pay any dividend on or make any distribution with respect to any Parity Stock or Junior Stock or set aside any money or assets for any such purpose until such dividend payable to the holders of Series C-1 Preferred Stock has been paid or consideration sufficient to pay such dividend has been set aside for such purpose, and (ii) neither the Corporation nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any shares of Series C-1 Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose, a sinking fund or otherwise, unless all then outstanding shares of any class or series of Parity Stock that by the terms of the instrument creating or evidencing such Parity Stock is required to be redeemed under such circumstances are redeemed or exchanged pursuant to the terms hereof and thereof.

Neither the Corporation nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any Parity Stock or Junior Stock, or set aside any money or assets for any such purpose, if after giving effect to such redemption, exchange, purchase or other acquisition, the amount (as determined by the Board of Directors in good faith) that would be available for distribution to the holders of the Series C-1 Preferred Stock upon liquidation, dissolution or winding up of the Corporation if such liquidation, dissolution or winding up were to occur on the date fixed for such redemption, exchange, purchase or other acquisition of such Parity Stock or Junior Stock would be less than the aggregate Liquidation Preference as of such date of all shares of Series C-1 Preferred Stock then outstanding.

Nothing contained in this Section 4 shall prevent (i) the payment of dividends on any Junior Stock solely in shares of Junior Stock or the redemption, purchase or other acquisition of Junior Stock solely in exchange for (together with a cash adjustment for fractional shares, if any) shares of Junior Stock, or (ii) the payment of dividends on any Parity Stock solely in shares of Parity Stock and/or Junior Stock or the redemption, exchange, purchase or other acquisition of Parity Stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or through the application of the proceeds from the sale of, shares of Parity Stock and/or Junior Stock.

All provisions of this Section 4 are for the sole benefit of the holders of Series C-1 Preferred Stock and accordingly, if the holders of shares of Series C-1 Preferred Stock shall have waived in whole or in part the benefit of the applicable provisions, either generally or in the specific instance, such provision shall not (to the extent of such waiver, in the case of a partial waiver) restrict the redemption, exchange, purchase or other acquisition of, or declaration, payment or making of any dividends or distributions on the Series C-1 Preferred Stock, any Parity Stock or any Junior Stock.

5. Conversion.

(a) Series C-1 Preferred Stock Optional and Mandatory Conversion. Each outstanding share of Series C-1 Preferred Stock is convertible at the option of the holder at any time into fully paid and non-assessable full share(s) of Series C Common Stock at the then effective Series C-1 Conversion Rate. In addition, (i) the holder of each outstanding share of Series C-1 Preferred Stock shall be deemed to have automatically converted such share into fully paid and non-assessable share(s) of Series C Common Stock at the then effective Series C-1 Conversion Rate immediately upon the Transfer of such share to any Person that is not a member of the ANPP Stockholder Group, and (ii) the holders of all outstanding shares of Series C-1 Preferred Stock shall be deemed to have automatically converted all such shares of Series C-1 Preferred Stock into fully paid and non-assessable share(s) of Series C Common Stock at such time as a Series A-1 Mandatory Conversion shall be deemed to have occurred pursuant to Section 5(a)(ii) of the Series A-1 Certificate of Designation. Such conversion pursuant to (i) or (ii) referred to above is referred to herein as the “Series C-1 Mandatory Conversion.” In the event of a Series C-1 Mandatory Conversion, the share(s) of Series C-1 Preferred Stock subject to such Series C-1 Mandatory Conversion shall be automatically converted into fully paid and non-assessable share(s) of Series C Common Stock at the then effective Series C-1 Conversion Rate without any further action by the Corporation or holders of Series C-1 Preferred Stock and whether or not the certificate(s) representing such share(s) of Series C-1 Preferred Stock are surrendered to the Corporation; and the Corporation shall not be obligated to issue certificate(s) evidencing the share(s) of Series C Common Stock issuable upon such Series C-1 Mandatory Conversion unless the certificate(s) evidencing such share(s) of Series C-1 Preferred Stock are delivered to the Corporation, or the holder thereof notifies the Corporation that such certificate(s) have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate(s). In case cash, securities or property other than Series C Common Stock shall be payable, deliverable or issuable upon conversion as provided herein, then all references to Series C Common Stock in this Section 5 shall be deemed to apply, so far as appropriate and as nearly as may be, to such cash, property or other securities. Subject to the provisions for adjustment hereinafter set forth in this Section 5, the Series C-1 Preferred Stock may be converted into Series C Common Stock at the initial conversion rate of [        ]1 fully paid and non-assessable shares of Series C Common Stock for each share of Series C-1 Preferred Stock so converted (this conversion rate as from time to time adjusted cumulatively pursuant to the provisions of this Section is hereinafter referred to as the “Series C-1 Conversion Rate”).

(b) Adjustments for Stock Splits, Stock Dividends, Etc.

(i) In case after the New Issue Date the Corporation shall (1) pay a dividend or make a distribution on its outstanding shares of Series C Common Stock in shares of its Common Stock, (2) subdivide the then outstanding shares of Series C Common Stock into a greater number of shares of Series C Common Stock, (3) combine the then outstanding shares of Series C Common Stock into a smaller number of shares of Series C Common Stock, or (4) issue by reclassification of its shares of Series C Common Stock any shares of any other class of capital stock of the Corporation (including any such reclassification in connection with a merger in which the Corporation is the continuing corporation), then the Series C-1 Conversion Rate in effect immediately prior to the opening of business on the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of each share of the Series C-1 Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of capital stock of the Corporation that such holder would have owned or been entitled to receive immediately following such action had such shares of Series C-1 Preferred Stock been converted immediately prior to such time.

(ii) An adjustment made pursuant to this Section 5(b) for a dividend or distribution shall become effective immediately after the record date for the dividend or distribution and an adjustment made pursuant to this Section 5(b) for a subdivision, combination or reclassification shall become effective immediately after the effective date of the subdivision, combination or reclassification. Such adjustment shall be made successively whenever any action listed above shall be taken.

(c) Adjustments for Rights, Warrants, Etc. In case the Corporation shall after the New Issue Date issue any rights or warrants to all holders of shares of Series C Common Stock entitling them (for a period expiring not more than 45 days after the record date for the determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Series C Common Stock (or Series C Convertible Securities) at a price per share of Series C Common Stock (or having an initial exercise price or conversion price per share of

[1]

Based on the number of shares of Series C Common Stock that would be issuable to members of the ANPP Stockholder Group in the event they had converted all of their shares of Series A Preferred Stock and Series C Preferred Stock (including the shares of Series A Preferred Stock and Series C Preferred Stock to be released from escrow) immediately prior to the closing of the Exchange (as defined in the Preferred Share Exchange Agreement, dated as of July 30, 2017, by and between the Corporation and Advance/Newhouse Programming Partnership).

Series C Common Stock) less than the then current market price per share of Series C Common Stock on such record date, the number of shares of Series C Common Stock into which each share of Series C-1 Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Series C Common Stock into which such share of Series C-1 Preferred Stock was theretofore convertible immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Series C Common Stock outstanding on such record date plus the number of additional shares of Series C Common Stock offered for subscription or purchase (or into which the Series C Convertible Securities so offered are initially convertible) and of which the denominator shall be the number of shares of Series C Common Stock outstanding on such record date plus the number of shares of Series C Common Stock, which the aggregate offering price of the total number of shares of Series C Common Stock so offered (or the aggregate initial conversion or exercise price of the Series C Convertible Securities so offered) would purchase at the then current market price per share of Series C Common Stock on such record date. Such adjustment shall be made successively whenever any such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. In the event that all of the shares of Series C Common Stock (or all of the Series C Convertible Securities) subject to such rights or warrants have not been issued when such rights or warrants expire (or, in the case of rights or warrants to purchase Series C Convertible Securities which have been exercised, all of the shares of Series C Common Stock issuable upon conversion of such Series C Convertible Securities have not been issued prior to the expiration of the conversion right thereof), then the Series C-1 Conversion Rate shall be readjusted retroactively to be the Series C-1 Conversion Rate which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Series C Common Stock (or Series C Convertible Securities) issued upon the exercise of such rights or warrants (or the conversion of such Series C Convertible Securities); but such subsequent adjustment shall not affect the number of shares of Series C Common Stock issued upon the conversion of any share of Series C Preferred Stock prior to the date such subsequent adjustment is made. Any determination of the current market price per share of Series C Common Stock under this Section shall be in accordance with Section 5(m).

(d) Adjustments for Other Distributions and Dividends. In case the Corporation shall distribute after the New Issue Date to all holders of shares of Series C Common Stock (including any such distribution made in connection with a merger in which the Corporation is the continuing corporation, other than a merger to which Section 5(e) is applicable) any securities, evidences of its indebtedness or assets (other than cash dividends or with respect to stock dividends, subdivisions, combinations or reclassifications on the Series C Common Stock in respect of which an adjustment is made pursuant to Section 5(b)(i) hereof) or rights or warrants to purchase shares of Series C Common Stock or securities convertible into shares of Series C Common Stock (excluding a Rights Dividend and those referred to in Section 5(c) above), then in each such case the number of shares of Series C Common Stock into which each share of Series C-1 Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Series C Common Stock into which such share was theretofore convertible immediately prior to the record date for the determination of stockholders entitled to receive the distribution by a fraction, the numerator of which shall be the then current market price per share of Series C Common Stock on such record date and the denominator of which shall be such current market price per share of Series C Common Stock less the fair market value on such record date (as determined in good faith by the Board of Directors of the Corporation, whose good faith determination shall be conclusive) of the portion of the securities, assets or evidences of indebtedness or rights or warrants so to be distributed applicable to one share of Series C Common Stock. Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution is made. Any determination of the current market price per share of Series C Common Stock under this Section shall be in accordance with Section 5(m).

(e) Adjustments for Reclassification, Merger, Etc. In case of any reclassification or change in the Series A Common Stock, Series B Common Stock or Series C Common Stock (other than any reclassification or change referred to in Section 5(b) and other than a change in par value) or in case of any consolidation of the Corporation with any other corporation or any merger of the Corporation into another corporation or of another corporation into the Corporation (other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change (other than a change in par value or any reclassification or change to which Section 5(b) is applicable) in the outstanding Series A Common Stock, Series B Common Stock or Series C Common Stock), or in case of any sale or transfer to another corporation or entity (other than by mortgage or pledge) of all or substantially all of the properties and assets of the Corporation, in any such case after the New Issue Date, the Corporation (or its successor in such consolidation or merger) or the purchaser of such properties and assets shall make appropriate provision so that the holder of a share of the Series C-1 Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property that such holder would have owned immediately after such reclassification, change, consolidation, merger, sale or transfer if such holder had converted such share immediately prior to the effective date of such reclassification, change, consolidation, merger, sale or transfer (assuming for this purpose (to the extent applicable) that such holder failed to exercise any rights of election and received per share the kind and amount of shares of stock and other securities and property received per share by a plurality of the non-electing shares), and the holders of the Series C-1 Preferred Stock shall have no other conversion rights under these provisions; provided that effective provision shall be made, in the articles or certificate of incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale or transfer, so that the provisions set forth herein for the protection of the conversion rights of the Series C-1 Preferred Stock shall thereafter be made applicable, as nearly as reasonably may be to any such other shares of stock and other securities and property deliverable upon conversion of the Series C-1 Preferred Stock remaining outstanding or other Series C-1 Preferred Stock or other Convertible Securities received by the holders of Series C-1 Preferred Stock in place thereof; and provided, further, that any such resulting or surviving corporation or purchaser shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series C-1 Preferred Stock remaining outstanding, or other Series C-1 Preferred Stock or other Convertible Securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights as above provided.

(f) Notice of Adjustments in Conversion Rates. Whenever the Series C-1 Conversion Rate or the conversion privilege shall be adjusted as provided in Sections 5(b), (c), (d) or (e), the Corporation shall promptly cause a notice to be mailed to the holders of record of the Series C-1 Preferred Stock describing the nature of the event requiring such adjustment and the Series C-1 Conversion Rate in effect immediately thereafter, the kind and amount of stock or other securities or property into which the Series C-1 Preferred Stock shall be convertible after such event. In case of an adjustment pursuant to Section 5(d), such notice shall enclose the resolution of the Board of Directors of the Corporation making the fair market value determination of the Series C Common Stock for the purpose of calculating the Series C-1 Conversion Rate. Where appropriate, such notice may be given in advance and included as a part of a notice required to be mailed under the provisions of Section 5(h).

(g) Calculation and Timing of Adjustments. The Corporation may, but shall not be required to, make any adjustment of the Series C-1 Conversion Rate if such adjustment would require an increase or decrease of less than 1% in the Series C-1 Conversion Rate; provided, however, that, in each case, any adjustments which by reason of this Section 5(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5(g) shall be made to the nearest 1/100th of a share. In any case in which this Section 5(g) shall require that an adjustment shall become effective immediately after a record date for such event, the Corporation may defer until the occurrence of such event (x) issuing to the holder of any shares of Series C-1 Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Series C Common Stock or other capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Series C Common Stock or other capital stock issuable upon, such conversion before giving effect to such adjustment and (y) paying to such holder cash in lieu of any fractional interest to which such holder is entitled pursuant to Section 5(m); provided, however, that, if requested by such holder, the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares of Series C Common Stock or other capital stock, and such cash, upon the occurrence of the event requiring such adjustment.

(h) Notice of Certain Events. In case at any time:

(i) the Corporation shall take any action which would require an adjustment in the Series C-1 Conversion Rate pursuant to Section 5;

(ii) there shall be any capital reorganization or reclassification of the Common Stock (other than a change in par value), or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or any sale, transfer or lease of all or substantially all of the properties and assets of the Corporation, or a tender offer for shares of Common Stock representing at least a majority of the total voting power represented by the outstanding shares of Common Stock which has been recommended by the Board of Directors as being in the best interests of the holders of Common Stock; or

(iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any such event, the Corporation shall give written notice to the holders of the Series C-1 Preferred Stock at their respective addresses as the same appear on the books of the Corporation, at least twenty days (or ten days in the case of a recommended tender offer as specified in clause

(ii) above) prior to any record date for such action, dividend or distribution or the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, lease, tender offer, dissolution, liquidation or winding up, during which period such holders may exercise their conversion rights; provided, however, that any notice required by any event described in clause (ii) of this Section 5(h) shall be given in the manner and at the time that such notice is given to the holders of Common Stock. Without limiting the obligations of the Corporation to provide notice of corporate actions hereunder, the failure to give the notice required by this Section 5(h) or any defect therein shall not affect the legality or validity of any such corporate action of the Corporation or the vote upon such action.

(i) Procedures for Conversion. Before any holder of Series C-1 Preferred Stock shall be entitled to convert the same into Series C Common Stock (or, in the case of the Series C-1 Mandatory Conversion, before any holder of Series C-1 Preferred Stock so converted shall be entitled to receive certificate(s) evidencing the shares of Series C Common Stock or other securities or property, as applicable, issuable upon such conversion), such holder shall surrender the certificate(s) for such Series C-1 Preferred Stock at the office of the Corporation or at the office of the transfer agent for the Series C-1 Preferred Stock, which certificate(s), if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to the Corporation), and shall give written notice to the Corporation at said office that such holder elects to convert all or a part of the shares represented by said certificate(s) (or, in the case of the Series C-1 Mandatory Conversion, that such holder is surrendering the same) in accordance with the terms of this Section 5(i), and shall state in writing therein the name or names in which such holder wishes the certificate(s) for Series C Common Stock or other securities or property, as applicable, to be issued. Every such notice of election to convert shall constitute a contract between the holder of such Series C-1 Preferred Stock and the Corporation, whereby the holder of such Series C-1 Preferred Stock shall be deemed to subscribe for the amount of Series C Common Stock or other securities or property, as applicable, which such holder shall be entitled to receive upon conversion of the number of share(s) of Series C-1 Preferred Stock to be converted, and, in satisfaction of such subscription, to deposit the share(s) of Series C-1 Preferred Stock to be converted, and thereby the Corporation shall be deemed to agree that the surrender of the shares of Series C-1 Preferred Stock to be converted shall constitute full payment of such subscription for Series C Common Stock to be issued upon such conversion. The Corporation will as soon as practicable after such deposit of the certificate(s) for Series C-1 Preferred Stock, accompanied by the written notice and the statement above prescribed, issue and deliver at the office of the Corporation or of said transfer agent to the Person for whose account such Series C-1 Preferred Stock was so surrendered, or to his nominee(s) or, subject to compliance with applicable law, transferee(s), certificate(s) for the number of full share(s) of Series C Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share as hereinafter provided together with an amount in cash equal to the full amount of any cash dividend declared (or required to be declared) on the Series C-1 Preferred Stock which, as of the date of such conversion, remains unpaid (provided, that the Corporation will use commercially reasonable efforts to make such delivery within two Business Days after such deposit and such notice and statement). If surrendered certificate(s) for Series C-1 Preferred Stock are converted only in part, the Corporation will issue and deliver to the holder, or to his nominee(s), without charge therefor, new certificate(s) representing the aggregate of the unconverted shares. Such conversion shall be deemed to have been made as of the date of such surrender of the Series C-1 Preferred Stock to be converted or date of the event that gives rise to the Series C-1 Mandatory Conversion; and the Person(s) entitled to receive the Series C Common Stock issuable upon conversion of such Series C-1 Preferred Stock shall be treated for all purposes as the record holder or holders of such Series C Common Stock on such date.

(j) Transfer Taxes. The issuance of certificate(s) for share(s) of Series C Common Stock upon conversion of share(s) of Series C-1 Preferred Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance; provided, however, if any such certificate is to be issued in a name other than that of the registered holder of the share(s) of Series C-1 Preferred Stock converted, the Person(s) requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

(k) Reservation of Shares. The Corporation shall reserve and keep available at all times thereafter, solely for the purpose of issuance upon conversion of the outstanding shares of Series C-1 Preferred Stock, such number of shares of Series C Common Stock as shall be issuable upon the conversion of all outstanding shares of Series C-1 Preferred Stock; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Series C-1 Preferred Stock by delivery of shares of Series C Common Stock which are held in the treasury of the Corporation. The Corporation shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Series C Common Stock issuable upon conversion of shares of Series C-1 Preferred Stock at the Series C-1 Conversion Rate in effect from time to time will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights.

(l) Retirement of Series C-1 Preferred Stock. All shares of Series C-1 Preferred Stock received by the Corporation upon conversion thereof shall be retired and shall not be reissued.

(m) Payment in Lieu of Fractional Shares. The Corporation shall not be required to issue fractional shares of Series C Common Stock or scrip upon conversion of the Series C-1 Preferred Stock. As to any final fraction of a share of Series C Common Stock which a holder of one or more shares of Series C-1 Preferred Stock would otherwise be entitled to receive upon conversion of such shares in the same transaction, the Corporation shall make a cash payment in respect of such final fraction in an amount equal to the same fraction of the current market price of a full share of Series C Common Stock as determined in good faith by the Board of Directors. For the purpose of any computation of current market price under this Certificate of Designation, current market price of any security on any date shall be deemed to be the average of the daily closing prices per share of such security for the 20 consecutive Trading Days immediately prior to such date or, with respect to any adjustment in conversion rights as set forth herein, the earlier of the date in question and the date immediately prior to the Ex Date; provided, however, that if any other transaction occurs requiring an adjustment in the conversion rights as set forth herein, and the Ex Date for such other transaction falls during such 20 consecutive

Trading Day period, then, and in each such case, the current per share market price shall be appropriately adjusted. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported on the principal national securities exchange on which the security is listed or admitted to trading or, if the security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date the security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the security selected by the Board of Directors of the Corporation.

(n) Regulatory Matters. If any shares of Series C Common Stock which would be issuable upon conversion of shares of Series C-1 Preferred Stock require the approval of any governmental authority before such shares may be issued upon conversion, the Corporation, at the request and expense of the holder(s) of such Series C-1 Preferred Stock, will use its reasonable best efforts to cooperate with the holder(s) of such Series C-1 Preferred Stock to obtain such approvals.

6. Voting Rights. In connection with any matter as to which the holders of Series C Common Stock are entitled to vote pursuant to the Charter, each share of Series C-1 Preferred Stock issued and outstanding as of the record date for such meeting shall have (and the holder of record thereof shall be entitled to cast) the number of votes equal to the number of votes such holder would have been entitled to cast had it converted its shares of Series C-1 Preferred Stock into shares of Series C Common Stock immediately prior to the record date for the determination of stockholders entitled to vote upon such matter. Except as provided in this Section 6 and Article IV, Section C.5 and Article IV, Section B.1 of the Charter, and except as otherwise may be required by law or Series Preferred Stock Designation of any other series of Series Preferred Stock, the holders of Common Stock, the holders of Convertible Preferred Stock, the holders of New Convertible Preferred Stock and the holders of any other series of Series Preferred Stock shall be entitled to notice of and to attend any, meeting of stockholders and to vote together as one class.

7. Waiver. Unless otherwise provided in this Certificate of Designation or the Charter, any provision which, for the benefit of the holders of the New Convertible Preferred Stock or any series thereof, prohibits, limits or restricts actions by the Corporation, or imposes obligations on the Corporation, may be waived in whole or in part, or the application of all or any part of such provision in any particular circumstance or generally may be waived, in each case only pursuant to the consent of the holders of a majority (or such greater percentage thereof as may be required by applicable law or any applicable rules of any national securities exchange) of the outstanding shares of New Convertible Preferred Stock, or the series thereof so affected, consenting together as a single class. Any such waiver shall be binding on all holders, including any subsequent holders, of the New Convertible Preferred Stock.

8. Method of Giving Notices. Any notice required or permitted hereby to be given to the holders of shares of Series C-1 Preferred Stock shall be deemed duly given if deposited in the United States mail, first class mail, postage prepaid, and addressed to each holder of record at the holder’s address appearing on the books of the Corporation or supplied by the holder in writing to the Corporation for the purpose of such notice.

9. Exclusion of Other Rights. Except as provided in the Charter or the Bylaws of the Corporation or as may otherwise be required by law and except for the equitable rights and remedies which may otherwise be available to holders of Series C-1 Preferred Stock, the shares of Series C-1 Preferred Stock shall not have any designations, preferences, limitations or relative rights other than those specifically set forth herein.

10. Heading of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

11. Defined Terms.

(a) As used in this Certificate of Designation, the following terms shall have the following meanings:

(i) “Liquidation Preference” measured per share of Series C-1 Preferred Stock as of the date in question (the “Determination Date”), means an amount equal to $0.04 (as appropriately adjusted to take into account any stock splits, reverse splits and the like affecting the Series C-1 Preferred Stock occurring after the New Issue Date). In connection with the determination of the Liquidation Preference of a share of Series C-1 Preferred Stock upon any liquidation, dissolution or winding up of the Corporation, the Determination Date shall be the record date for the distribution of amounts payable to stockholders in connection with any such liquidation, dissolution or winding up.

(ii) “New Conversion Shares” means the Series C-1 Conversion Shares and shares of Common Stock or other securities of the Corporation issued or issuable upon conversion of the shares of Series A-1 Preferred Stock.

(iii) “New Issue Date” means the date on which shares of Series C-1 Preferred Stock are first issued.

(iv) “Parity Stock” means, as the context requires, any class or series of capital stock, whether now existing or hereafter created, of the Corporation ranking on a parity basis with the Series C-1 Preferred Stock as to dividend rights, rights of redemption and/or rights on liquidation, as the case may be. Capital stock of any class or series shall rank on a parity basis as to dividend rights, rights of redemption or rights on liquidation with the Series C-1 Preferred Stock, whether or not the dividend rates, dividend payment dates, redemption or liquidation prices per share or sinking fluid or mandatory redemption provisions, if any, are different from those of the Series C-1 Preferred Stock, if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective accrued and unpaid dividends, redemption prices or liquidation prices, respectively, without preference or priority, one over the other, as between the holders of shares of such class or series and the holders of Series C-1 Preferred Stock. No class or series of capital stock that ranks junior to the Series C-1 Preferred Stock as to rights on liquidation shall rank or be deemed to rank on a parity basis with the Series C-1 Preferred Stock as to dividend rights or rights of redemption, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly provides. The Series A-1 Preferred Stock, the Series C-1 Preferred Stock, the Series A Preferred Stock and the Series C Preferred Stock shall each be deemed to be Parity Stock as to each of the other such series.

(v) “Rights Plan Junior Preferred Stock” means (i) the Corporation’s Series A Junior Preferred Stock, par value $0.01 per share, having the designations, relative rights, preferences and limitations set forth in the Certificate of Designations of the Series A Junior Preferred Stock, (ii) the Corporation’s Series B Junior Preferred Stock, par value $0.01 per share, having the designations, relative rights, preferences and limitations set forth in the Certificate of Designations of the Series B Junior Preferred Stock, and (iii) the Corporation’s Series C Junior Preferred Stock, par value $0.01 per share, having the designations, relative rights, preferences and limitations set forth in the Certificate of Designations of the Series C Junior Preferred Stock.

(vi) “Senior Stock” means, as the context requires, (i) the Rights Plan Junior Preferred Stock, (ii) any class or series of Series Preferred Stock hereafter created, or (iii) any class or series of capital stock, whether now existing or hereafter created, of the Corporation, in each case, ranking prior to the Series C-1 Preferred Stock as to dividend rights, rights of redemption and/or rights on liquidation, as the case may be. Capital stock of any class or series shall rank prior to the Series C-1 Preferred Stock as to dividend rights, rights of redemption or rights on liquidation if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series C-1 Preferred Stock. No class or series of capital stock that ranks on a parity basis with or junior to the Series C-1 Preferred Stock as to rights on liquidation shall rank or be deemed to rank prior to the Series C-1 Preferred Stock as to dividend rights or rights of redemption, notwithstanding that the dividend rate, dividend payment dates, sinking fund provisions, if any, or redemption provisions thereof are different from those of the Series C-1 Preferred Stock, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly provides. Notwithstanding the foregoing, any class or series of capital stock which requires the Corporation to cumulate or accrue dividends on such shares, or to pay such dividends in shares of capital stock in the event such dividends are not declared and paid during any dividend period applicable to such class or series, or to add any such unpaid dividends to the liquidation or redemption price of any such class or series of capital stock, shall constitute Senior Stock.

(vii) “Series A-1 Certificate of Designation” means the Certificate of Designation of Series A-1 Convertible Participating Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on the New Issue Date.

(viii) “Series C-1 Conversion Shares” means shares of Common Stock or other securities of the Corporation issued or issuable upon conversion of the shares of Series C-1 Preferred Stock.

(b) As used in this Certificate of Designation, the term “Junior Stock” shall have the same meaning as such same term in the Charter, except that:

(i) References to the “Convertible Preferred Stock” in such definitions shall be replaced with references to the “New Convertible Preferred Stock”;

(ii) References to the “Conversion Shares” in such definitions shall be replaced with references to the “New Conversion Shares”;

(iii) References to the “Series A Preferred Stock” in such definitions shall be replaced with references to the “Series A-1 Preferred Stock”; and

(iv) References to the “Series C Preferred Stock” in such definitions shall be replaced with references to the “Series C-1 Preferred Stock.”

(c) All other capitalized terms used and not defined in this Certificate of Designation shall have the meanings assigned to them in the Charter.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this day of                     , 2017.

DISCOVERY COMMUNICATIONS, INC.

By:

[Signature Page to Series C-1 Certificate of Designation]